EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 22, 2025 (January 26, 2026 as to the effects of discontinued operations discussed in Note 4), relating to the financial statements of ePlus inc., our report dated May 22, 2025 as to the effectiveness of the Company’s internal control over financial reporting, and our report dated May 22, 2025, relating to the financial statement schedules of ePlus inc., appearing in the Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
McLean, Virginia
January 26, 2026